Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ASSOCIATED CITRUS PACKERS, INC.,

an Arizona corporation,

LIMONEIRA COMPANY,

a Delaware corporation,

ACP MERGER SUB, INC.

an Arizona corporation,

AND

MARK R. SPENCER,

solely in the capacity as agent for and on behalf of all of the Shareholders.

Dated as of September 6, 2013

i

(continued)

ii

(continued)

iii

(continued)

Exhibits

Exhibit A	Shareholder Shares and Pro Rata Percentages
Exhibit B	Articles of Merger
Exhibit C	Form of Holdback Agreement
Exhibit D	Form of Exchange Agent Agreement
Exhibit E	Form of Letter of Transmittal

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 6, 2013, by and among LIMONEIRA COMPANY, a Delaware corporation (“Parent”), ACP MERGER SUB, INC., an Arizona corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), ASSOCIATED CITRUS PACKERS, INC., an Arizona corporation (the “Company”), and MARK R. SPENCER, an individual residing in Yuma, Arizona, solely in the capacity as agent for and on behalf of all of the Shareholders (as defined below). Parent, Merger Sub, the Company and the Shareholder Representative (as defined below) are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger as a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $10.00 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive distributions of Merger Consideration, which Merger Consideration is intended by the Parties, subject to the adjustments and other terms and conditions provide herein, to be based on an aggregate value of all Company Common Shares of $17,000,000 plus or minus, as applicable, the amount by which the Company’s current assets delivered at Closing exceed or are less than the Company’s total liabilities at Closing;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its Shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub and Parent, respectively, have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement and resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by their respective shareholders;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Accounts” means all accounts receivable, notes receivable and associated rights as of the Effective Time (including, without limitation, amounts due from vendors, all security deposits, letters of credit and security interests in collateral) arising in the ordinary course of business of the Company, together with any notes or other amounts due to the Company.

“Accounting Firm” has the meaning set forth in Section 2.10(d).

“Acquisition Proposal” has the meaning set forth in Section 5.3.

“Act” means Title 10 of the Arizona Revised Statutes, as amended.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble, together with the schedules and exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Assets” means, at any time, collectively, all of the tangible and intangible property or assets owned by the Company or any of the Subsidiaries as of such time.

“Business” means the business conducted by the Company and the Subsidiaries as of the date hereof.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cap” has the meaning set forth in Section 9.2(b)(ii).

“Cash” means, without duplication, the sum of cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiaries that are then wholly owned by the Company.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” has the meaning set forth in Section 2.1(b).

“Closing Date Equity Statement” has the meaning set forth in Section 2.6(a).

“Closing Date Financial Certificate” has the meaning set forth in Section 2.6(b).

“Closing Net Assets” means, without duplication, and as of immediately prior to the Effective Time, the Current Assets as of such time minus the Total Liabilities as of such time, in each case consistently applied in accordance with the basis of presentation and accounting principles used to prepare the Interim Balance Sheet, minus the Repaid Indebtedness.

“Closing Net Assets Deficit” means the amount, if any, by which the Target Closing Net Assets is greater than the Final Closing Net Assets.

“Closing Net Assets Surplus” means the amount, if any, by which the Final Closing Net Assets is greater than the Target Closing Net Assets.

“Closing Statement Disagreement Notice” has the meaning set forth in Section 2.10(c).

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and any similar state law.

“Code” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in the Preamble.

"Company Continuing Employees" has the meaning set forth in Section 5.9(a).

“Company Disclosure Schedule” means the schedules called for by the representations and warranties set forth in Article III and delivered to Parent concurrently with the execution and delivery of this Agreement.

“Company Transaction Expenses” means all investment banking, legal and accounting fees, costs and expenses incurred by the Company and the Subsidiaries prior to the Closing in connection with the negotiation and consummation of the transactions contemplated by this Agreement and that remain unpaid at Closing.

“Company’s Knowledge” means the actual knowledge of the officers and directors of the Company after reasonable inquiry.

“Compiled Financial Statements” has the meaning set forth in Section 3.6.

“Confidentiality Agreement” has the meaning set forth in Section 5.5(b).

“Consent” means any approval, consent, ratification, waiver, or other authorization, including those issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or Law.

“Contract” means any legally binding written or oral agreement, blanket or other purchase order, note, mortgage, indenture, real property lease, lease of personal property, sales order, license agreement, deed of trust, license, plan, instrument or other contract to which the Company or any of the Subsidiaries is a party or by which Company or any of the Subsidiaries is bound.

“Control Notice” has the meaning set forth in Section 9.4.

“Current Assets” means the current Assets of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Compiled Balance.

“Deductible” has the meaning set forth in Section 9.2(b)(i).

“Dissenting Shares” has the meaning set forth in Section 2.14(a).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Plan” has the meaning set forth in Section 3.18(a).

“Environmental Laws” means all present and future federal, state and local Laws relating to the protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, and Laws related to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity or person at any relevant time considered a single employer under Code Section 414 with the Company; or any Shareholder of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes the Company (as defined for purposes of Section 414(b), (c) and (m) of the Code).

“Escrow Agent” means Computershare Trust Company, N.A., a national banking association, or such other Person as to which Parent and the Shareholder Representative shall agree in writing.

“Exchange Agent” means, together, Computershare Trust Company, N.A., a national banking association and Computershare Inc., a Delaware corporation, or such other Person as to which Parent and the Shareholder Representative shall agree in writing.

“Exchange Agent Agreement” has the meaning set forth in Section 2.11(a).

“Final Closing Statement” means the Preliminary Closing Statement, as finally determined pursuant to Section 2.10(e).

“Final Closing Net Assets” means the aggregate amount of Closing Net Assets, as finally determined pursuant to Section 2.10.

“Final Closing Net Assets Schedule” means the Preliminary Closing Net Assets Schedule, as finally determined pursuant to Section 2.10.

“Final Income Tax Returns” means the Company’s federal, state and local income tax returns required to be filed for the short taxable year ending on and including the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.6.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means the United States or any state or local or foreign government, or any subdivision, agency, department, commission, board, court, tribunal, judicial or arbitral body or authority of any of the foregoing.

“Hazardous Substances” means and includes gasoline, petroleum, asbestos, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Environmental Law having jurisdiction over the Company or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other substance, regardless of physical form, that is subject to any other Law or other past or present requirement of any Governmental Authority, as amended from time to time, regulating, relating to, or imposing obligations, liability, or standards of conduct concerning the protection of human health or the environment, including, without limitation, natural resource damages, or from any form of contaminant.

“Holdback Agreement” has the meaning set forth in Section 2.9.

“Holdback Amount” means $850,000.

“Income Tax Return” means any Tax Return related to Income Taxes.

“Income Taxes” means any Taxes imposed on or measured by net income.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“IRS” has the meaning set forth in Section 3.18(d).

“Latest Compiled Balance Sheet” has the meaning set forth in Section 3.6.

“Law” means each provision of any Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation promulgated or issued by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Letter of Transmittal” has the meaning set forth in Section 2.11(b).

“Licenses and Permits” means any material licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority or pursuant to any Law.

“Lien” means any lien, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of indebtedness (whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise), mortgage, pledge, hypothecation, security interest or encumbrance, other than restrictions on the offer and sale of securities under Federal and state securities Laws and any Permitted Liens.

“Listed IP” has the meaning set forth in Section 3.13(a).

“Loss” and “Losses” each have the meanings set forth in Section 9.2(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the Business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) conditions affecting the industry in which the Company and the Subsidiaries participate, the United States economy as a whole or the capital markets in general or the geographical markets in which the Company and the Subsidiaries operate (which conditions in each case do not have a disproportionate effect in any material respect on the Company and the Subsidiaries, taken as a whole, as compared to other comparable Persons in the industries in which the Company and the Subsidiaries operate); (c) changes in GAAP; (d) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (e) compliance with the terms of, or the taking of any action required by, this Agreement; (f) the failure by the Company and the Subsidiaries to meet any of their internal projections (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or (g) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism or natural disaster.

“Material Contracts” has the meaning set forth in Section 3.8.

“Merger Cash Consideration” has the meaning set forth in Section 2.7(b).

“Merger Consideration” has the meaning set forth in Section 2.5.

“Merger Share Consideration” has the meaning set forth in Section 2.7(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

“Organizational Documents” means any of the following, as applicable, (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation or organization and operating or limited liability company agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Parent Indemnified Party” and “Parent Indemnified Parties” have the meanings set forth in Section 9.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Shares” means shares of Parent’s common stock, par value $.01 per share, the fair value per share of which for all purposes of this Agreement shall be equal to the closing share price thereof on the Nasdaq Stock Market on the Closing Date.

“Party” and “Parties” each have their meanings as set forth in the Preamble.

“Payoff Letters” means one or more written letters with respect to the Repaid Indebtedness, pursuant to which the Persons to whom the Repaid Indebtedness is owed shall, immediately upon receipt of payment in respect of the Repaid Indebtedness, be deemed to have immediately released the Company from all obligations in respect of the Repaid Indebtedness and all Liens in respect of the Repaid Indebtedness shall be released, and which are otherwise in form and substance reasonably satisfactory to Parent.

“Per Share Closing Merger Consideration” means:

(i) for each Shareholder listed on Exhibit A and identified thereon as receiving Merger Consideration in Parent Common Shares, that number of Parent Common Shares having an aggregate value equal to the quotient obtained by dividing (a) the Merger Consideration minus the Holdback Amount, by (b) the number of issued and outstanding Shares (other than Dissenting Shares) as of immediately prior to the Effective Time (as set forth in Exhibit A); and

(ii) for each Shareholder listed on Exhibit A and identified thereon as receiving Merger Consideration in cash, cash in an amount equal to the quotient obtained by dividing (a) the Merger Consideration minus the Holdback Amount, by (b) the number of issued and outstanding Shares (other than Dissenting Shares) as of immediately prior to the Effective Time (as set forth in Exhibit A)

“Per Share Holdback Amount” means:

(i) for each Shareholder listed on Exhibit A and identified thereon as receiving Merger Consideration in Parent Common Shares, that number of Parent Common Shares having an aggregate value equal to the quotient obtained by dividing (a) the Holdback Amount by (b) the number of issued and outstanding Shares (other than Dissenting Shares) as of immediately prior to the Effective Time (as set forth in Exhibit A); and

(ii) for each Shareholder listed on Exhibit A and identified thereon as receiving Merger Consideration in cash, cash in an amount equal to the quotient obtained by dividing (a) the Holdback Amount by (b) the number of issued and outstanding Shares (other than Dissenting Shares) as of immediately prior to the Effective Time (as set forth in Exhibit A)

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet delinquent, (d) Liens attaching to inventory held by consignees in the ordinary course of business, (e) Liens that do not materially interfere with the use of the assets to which they relate, (f) liens securing the indebtedness of the Company which is included in Repaid Indebtedness, (g) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or Leased Real Property which are not violated by the current use and operation of the Owned Real Property and Leased Real Property, (h) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the applicable Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, and (i) Liens identified in the Company Disclosure Schedule.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Period Returns” has the meaning set forth in Section 8.1(c).

“Pre-Closing Period Returns” has the meaning set forth in Section 8.1(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.10(b).

“Preliminary Closing Net Assets Schedule” means a statement of Closing Net Assets prepared by Parent and delivered to the Shareholder Representative pursuant to Section 2.10.

“Proceeding” means any action arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Pro Rata Percentage” means, with respect to each Shareholder, the percentage set forth opposite such Shareholder’s name on Exhibit A.

“Purchase Price Adjustment” has the meaning set forth in Section 2.10(a).

“Real Property Leases” has the meaning set forth in Section 3.9(b).

“Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

“Related Party” means any director, manager, officer, employee or Affiliate of the Company or any Subsidiary and, with respect to each Related Party that is an individual, such individual’s spouse, children and siblings.

“Repaid Indebtedness” means with respect to the Company and the Subsidiaries, without duplication, the indebtedness with respect to borrowed money and notes payable, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing Date, set forth on Section 6.2(d) of the Company Disclosure Schedule, which the Parties agree is to be repaid on the Closing Date in the manner set forth herein and in the applicable Payoff Letters.

“Required Consents” has the meaning set forth in Section 6.1(b).

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Shareholder” means each holder of any Shares.

“Shareholder Indemnified Party” and “Shareholder Indemnified Parties” each have the meanings set forth in Section 9.3.

“Shareholder Representative” has the meaning set forth in Section 11.1(a).

“Shares” means shares of Company Common Stock

“Straddle Period” has the meaning set forth in Section 8.1(d).

“Straddle Period Returns” means the Tax Returns that are required to be filed for any taxable period that includes a Straddle Period.

“Subsidiary” or “Subsidiaries” means a Person with respect to which more than 50% of its outstanding shares ordinarily entitled to elect a majority of its board of directors or other governing body (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, directly or indirectly, by the Company, and shall include any body corporate, partnership, joint venture or other entity over which the Company exercises direction or control or which is in a like relation to a subsidiary. Unless the context requires otherwise, references in this Agreement to “Subsidiary” or “Subsidiaries” means Subsidiaries of the Company, if any, and, if the Company has no Subsidiaries, then all such references shall be ignored for purposes of this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Target Closing Net Assets” means $423,889.

“Tax” and “Taxes” means all federal, foreign, state, local or non-U.S. taxes, charges, duties, fees, levies or other assessments, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed by any Taxing Authority, and including any interest, penalty, or addition associated therewith, whether disputed or not.

“Tax Returns” means all reports, tax returns, information returns, declarations, statements, forms or other documents required to be filed with or supplied to any Taxing Authority.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Beneficiaries” has the meaning set forth in Section 11.9.

“Third Party Beneficiary Party” has the meaning set forth in Section 11.9.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Total Liabilities” means the current and long-term liabilities of the Company and the Subsidiaries on a consolidated basis determined in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Compiled Balance Sheet; provided, however, that notwithstanding anything to the contrary contained herein, Total Liabilities shall not include liabilities for deferred income Taxes, Company Transaction Expenses or Repaid Indebtedness.

“Transaction Deductions” means the sum of all items of loss or deduction, which are properly deductible for U.S. federal income tax purposes, resulting from or attributable to (i) the Company Transaction Expenses, (ii) the payment of the Repaid Indebtedness, including any prepayment penalties and deductions for unamortized debt issuance costs, or (iii) any payment contemplated by this Agreement that is properly allocable to a Pre-Closing Tax Period that is in the nature of compensation for U.S. federal income tax purposes.

“Transaction Documents” means this Agreement, the Holdback Agreement, the Payoff Letters and the Exchange Agent Agreement.

“Transfer Taxation” has the meaning set forth in Section 11.5(c).

“Treasury Regulations” means regulations issued by the Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

“Unlisted IP” has the meaning set forth in Section 3.13(a).

“Share” means a share of ownership in the Company.

“Welfare Plan” has the meaning set forth in Section 3.18(g).

ARTICLE II

THE MERGER

2.1          General.

(a)          Upon the terms and subject to the conditions of this Agreement and in consideration of the payments made by Parent, as well as in accordance with the Act, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall be the surviving business entity (the “Surviving Company”) and shall continue to exist as a corporation under the Laws of the State of Arizona.

(b)          The closing of the Merger (the “Closing”) shall take place at 9:00 A.M., pacific time, on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Laws, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other time or on such other date as the Parties mutually may agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date”. If the Closing will take place other than by electronic exchange of documents, the Closing shall take place at such offices of Squire Sanders (US) LLP as the Parties may agree. As soon as practicable on or after the Closing Date, the Parties shall cause articles of merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”) to be filed with the Secretary of State of the State of Arizona in accordance with the provisions of Section 10-1105 of the Act, and the Merger shall become effective at the time of such filing or at such later date as the Parties may mutually agree and as shall be specified in the Articles of Merger (the “Effective Time”).

(c)          At the Effective Time, the effects of the Merger shall be as provided in the Act, including Section 10-1106 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.2           Articles of Incorporation; Bylaws. At the Effective Time, each of the Articles of Incorporation and Bylaws of the Company shall, until thereafter further amended as provided therein or by applicable Law, be amended and restated to read as the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, except that, in each case, the name of the Surviving Corporation shall be “Associated Citrus Packers, Inc.”

2.3           Directors and Officers. The directors and officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors and officers of the Surviving Company and shall hold office until their respective successors shall have been appointed, subject to removal, resignation or such other change as may otherwise occur.

2.4           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Shareholder:

(a)          Securities of Merger Sub. Each issued and outstanding share of Merger Sub shall be converted into and become one share of the Surviving Company with the same rights, powers and privileges as shares of Merger Sub so converted.

(b)          Cancellation of Company-Owned Securities. Any Shares that are owned by the Company or any of the Subsidiaries immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no consideration shall be delivered or deliverable therefor.

(c)          Shares Owned by Shareholders. Each issued and outstanding Share (other than shares to be canceled in accordance with Section 2.4(b) and Dissenting Shares) shall automatically be converted into the right to receive the Per Share Closing Merger Consideration (plus the Per Share Holdback Amount and of the right to receive additional consideration under Section 2.10, if any), which shall be paid as provided in Section 2.7. At the Effective Time, each Share shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Share shall cease to have any rights with respect thereto, other than the right to receive the Per Share Closing Merger Consideration (plus the Per Share Holdback Amount and of the right to receive additional consideration under Section 2.10, if any).

2.5           Merger Consideration. Subject to a Purchase Price Adjustment in accordance with the terms of Section 2.10, the aggregate purchase price for all of the shares of the Company (the “Merger Consideration”) shall be an amount equal to $17,000,000.

2.6           Closing Date Statements.

(a)          Prior to the Closing, the Company shall deliver to Parent a statement in form and substance reasonably acceptable to Parent (the “Closing Date Equity Statement”), signed by an officer of the Company (on behalf and in the name of the Company and the Subsidiaries), which sets forth in reasonable detail (i) the name of each Shareholder, (ii) the number of Shares owned by such Person, (iii) whether such Person is receiving Merger Share Consideration or Merger Cash Consideration, and (iv) the number of issued and outstanding Shares.

(b)          On or before the date hereof, the Company shall have delivered to Parent a certificate (the “Closing Date Financial Certificate”), signed by an officer of the Company (on behalf and in the name of the Company and the Company Subsidiaries), which sets forth in reasonable detail the Company’s good faith calculations of the Target Closing Net Assets, which calculations shall be derived solely from the Interim Balance Sheet.

2.7           Payment of Per Share Closing Merger Consideration. At the Effective Time, each Shareholder shall surrender to Exchange Agent the stock certificates representing the Shares held by such Shareholder for cancellation and exchange for the Merger Consideration, together with such other documents as may be reasonably required by Parent or Exchange Agent, and Parent shall, subject to Section 2.14 hereof, deposit with the Exchange Agent (i) Parent Common Shares with an aggregate fair market value equal to the Merger Share Consideration and (ii) cash in the aggregate amount of the Merger Cash Consideration. Promptly following the Effective Time, the Exchange Agent shall, in accordance with the Exchange Agent Agreement, distribute to:

(a)          each Shareholder listed on Exhibit A and identified thereon as receiving Merger Consideration in Parent Common Shares, an amount in Parent Common Shares equal to (i) the Per Share Closing Merger Consideration, subject to Section 2.7(c), multiplied by (ii) the number of Shares held by such Shareholder as set forth in the Closing Date Equity Statement (the aggregate of such Parent Common Shares being referred to herein as the “Merger Share Consideration”);

(b)          each Shareholder listed on Exhibit A and identified thereon as receiving Merger Consideration in cash, an amount in cash equal to (i) the Per Share Closing Merger Consideration multiplied by (ii) the number of Shares held by such Shareholder as set forth in the Closing Date Equity Statement (the aggregate of such cash payments being referred to herein as the “Merger Cash Consideration”); provided, however, that the Merger Cash Consideration shall not exceed 7% of the total Merger Consideration; and

(c)          notwithstanding the forgoing, each holder of Shares who would otherwise be entitled to a fractional Parent Common Share, an amount in cash (without interest) equal to the value of such fractional share of Parent Common Shares to which such holder would be entitled.

In the event any stock certificate representing Shares shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the Shares represented by such stock certificate, require the owner of such lost, stolen or destroyed stock certificate to deliver an affidavit of lost stock certificate and indemnity in form and substance reasonably satisfactory to Parent.

2.8          Payment of Other Amounts at Closing. At the Closing:

(a)          Parent shall, on behalf of the Company and the Subsidiaries, pay to such account or accounts as specified in the Payoff Letters, which account or accounts will be communicated to Parent in writing by the Company not less than two (2) Business Days prior to the Closing Date, the aggregate amount of the Repaid Indebtedness; and

(b)          Parent shall, on behalf of the Company and the Subsidiaries, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the aggregate amount of the Company Transaction Expenses.

(c)          For federal and state income tax purposes, the Parent’s payment of the Repaid Indebtedness and the Company Transaction Expenses shall be treated as (i) if the Parent assumed such liabilities of the Company and subsequently remitted payments to satisfy the Repaid Indebtedness and the Company Transaction Expenses; and (ii) a capital contribution by the Parent to the Company as contemplated by Treasury Regulations Section 1.368-2(j)(4).

2.9          Holdback Amount. Notwithstanding anything to the contrary contained herein, Parent shall withhold from the Merger Consideration otherwise payable at Closing and deliver to the Escrow Agent Parent Common Shares and cash with an aggregate value equal to the Holdback Amount, with the Parent Common Share and cash portions thereof to bear the same proportionate relationship to each other as the Merger Share Consideration and Merger Cash Consideration bear to each other. From and after the Closing, Parent and the Shareholder Representative shall cause the Escrow Agent to hold, administer and distribute such Parent Common Shares and cash pursuant to a Holdback and Escrow Agreement by and among Parent, the Company, the Shareholder Representative and the Escrow Agent substantially in the form attached hereto as Exhibit C (the “Holdback Agreement”). Such withheld Parent Common Shares and cash shall be held pursuant to the Holdback Agreement as partial security for the obligations, if any, of the Shareholders to Parent pursuant to the terms of Section 2.9 and Section 9.2.

2.10        Adjustment to Merger Consideration.

(a)          The Merger Consideration shall be increased or reduced as set forth in Section 2.10(f) hereof. Any increase or decrease in the Merger Consideration pursuant to this Section 2.10 is referred to as a “Purchase Price Adjustment”.

(b)          Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Shareholder Representative a statement (the “Preliminary Closing Statement”), which sets forth the Preliminary Closing Net Assets Schedule, including Parent’s calculation of Closing Net Assets.

(c)          The Shareholder Representative shall have a period of thirty (30) days after the date it receives the Preliminary Closing Statement from Parent to deliver to Parent written notice of the Shareholder Representative’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Closing Statement Disagreement Notice”). During the thirty-day period following the Shareholder Representative’s receipt of the Preliminary Closing Statement, Parent shall provide to the Shareholder Representative and its accountants reasonable access upon receipt of reasonable notice and during normal business hours and under reasonable circumstances to all relevant books and records relating to the preparation of the Preliminary Closing Statement (as reasonably determined by Parent), in each case as reasonably requested by the Shareholder Representative for the purpose of the Shareholder Representative’s review of the Preliminary Closing Statement. If a Closing Statement Disagreement Notice is timely received by Parent, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of (A) the date on which the Shareholder Representative and Parent resolve in writing all differences, if any, they have with respect to the matters specified in the Closing Statement Disagreement Notice and (B) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days following Parent’s receipt of a Closing Statement Disagreement Notice, Parent and the Shareholder Representative shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Closing Statement Disagreement Notice, and in the event of and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Parent and the Shareholder Representative.

(d)          If Parent and the Shareholder Representative are unable to resolve the disputed items set forth in the Closing Statement Disagreement Notice within thirty (30) days following Parent’s timely receipt of such Closing Statement Disagreement Notice (or such longer period as Parent and the Shareholder Representative may mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) the Los Angeles, California office of Grant Thornton LLP or (ii) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized accounting firm mutually agreed upon by Parent and the Shareholder Representative or, if Parent and the Shareholder Representative cannot agree on an accounting firm within forty-five (45) days after timely delivery of a Closing Statement Disagreement Notice, each of Parent and the Shareholder Representative shall select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that neither presently is, nor in the past five years has been, engaged by either Party. The accounting firm so agreed to by Parent and the Shareholder Representative or the third accounting firm so selected by the two accounting firms is hereinafter referred to as the “Accounting Firm”. Parent and the Shareholder Representative shall submit to the Accounting Firm for review and resolution all matters (but only such matters) that are set forth in the Closing Statement Disagreement Notice which remain in dispute. Parent and the Shareholder Representative shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Assets calculated with reference to the items that are in dispute as set forth in the Closing Statement Disagreement Notice. Parent and the Shareholder Representative shall instruct the Accounting Firm that, in resolving the items in the Closing Statement Disagreement Notice that are still in dispute and in determining the Closing Net Assets, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Parent, on the one hand, or the Shareholder Representative, on the other hand, or (B) less than the smallest value for such item assigned by Parent, on the one hand, or the Shareholder Representative, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and at the Accounting Firm’s discretion a one-day conference concerning the dispute, at which conference each of Parent and the Shareholder Representative shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iii) render a final resolution in writing to Parent and the Shareholder Representative (which final resolution shall be requested by Parent and the Shareholder Representative to be delivered not more than twenty (20) days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the Closing Net Assets, and (iv) provide a written report to Parent and the Shareholder Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm (A) shall be borne by the Parent in the proportion that the aggregate dollar amount of disputed items submitted thereto for resolution are unsuccessfully disputed by the Parent (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted disputed items and (B) shall be bore by the Shareholder Representative on behalf of the Shareholders in the proportion that the aggregate dollar amount of disputed items submitted thereto for resolution that are successfully disputed by the Shareholder Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted disputed items.

(e)          The Preliminary Closing Statement shall be deemed final for the purposes of this Section 2.10 upon the earliest of (i) the failure of the Shareholder Representative to notify Parent of a dispute within thirty (30) days after the Shareholder Representative receives the Preliminary Closing Statement, (ii) the resolution of all disputes, pursuant to Section 2.10(c), by Parent and the Shareholder Representative and (iii) the resolution of all disputes, pursuant to Section 2.10(d), by the Accounting Firm.

(f)          Within five (5) Business Days following the determination of the Final Closing Statement, the Final Closing Net Assets Schedule and the Final Closing Net Assets in accordance with Section 2.10(c) or Section 2.10(d), as applicable:

(i)          If there is a Closing Net Assets Deficit that exceeds $340,000, then the amount of such excess shall be paid to Parent, first, in proportionate amounts from the Parent Common Shares and cash then held pursuant to the Holdback Agreement and, to the extent that such Closing Net Assets Deficit was not fully satisfied from such Parent Common Shares and cash, then by the Shareholder Representative on behalf the Shareholders by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Parent. Upon payment in full of such excess amount to Parent, the Shareholders shall have no further obligation in respect of the payment of such Closing Net Assets Deficit to Parent.

(ii)         If there is a Closing Net Assets Surplus that exceeds $340,000, then Parent shall pay to the Exchange Agent, on behalf of the Shareholders, an amount equal to such excess, which the Exchange Agent shall cause to be distributed to the Shareholders in accordance with their respective Pro Rata Percentages. The Parent shall have the option in its sole and absolute discretion to make the payment of such excess by remitting to the Exchange Agent either cash (by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Exchange Agent), Parent Common Shares (with an aggregate fair market value equal to the Closing Net Assets Surplus) or any combination of cash and Parent Common Shares the aggregate value of which equals such excess. Upon payment in full of such excess amount to the Exchange Agent, Parent shall have no further obligation in respect of the payment of such Closing Net Assets Surplus to any of the Shareholders.

(iii)        If there is either a Closing Net Assets Deficit or a Closing Net Assets Surplus that is less than or equal to $340,000, such Closing Net Assets Deficit or Closing Net Assets Surplus, as applicable, shall be deemed to be zero and there shall be no Purchase Price Adjustment owing by any Party to the others.

2.11        Exchange Agent; Letters of Transmittal.

(a)          Exchange Agent. The Parties hereby designate the Exchange Agent to act as agent pursuant to an Exchange Agent Agreement (the “Exchange Agent Agreement”) substantially in the form attached hereto as Exhibit D.

(b)          Letter of Transmittal. Notwithstanding anything to the contrary herein, the Exchange Agent shall not be required to make any payment to a Shareholder until such Shareholder has delivered a duly executed letter of transmittal (a “Letter of Transmittal”), in the form attached hereto as Exhibit E.

2.12        No Liability. Notwithstanding anything to the contrary contained in this Agreement, (i) none of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law if required by such applicable Law of any Governmental Authority, and (ii) if any Share certificate has not been surrendered prior to the date that is three (3) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration in respect of such certificate shall, to the extent permitted by applicable Law of any Governmental Authority, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(a)          Withholding and Deductions. Each of the Surviving Company, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.

2.13        Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of either of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company or Merger Sub and its officers and managers shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Company are fully authorized in the name of either of the Company or Merger Sub to take any and all such action.

2.14        Dissenting Shares.

(a)          Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Section 2.4(b)) outstanding immediately prior to the Effective Time and held by a Shareholder who has (i) not voted in favor of the Merger and (ii) properly delivered a notice of consent and appraisal for such Shares to the Company in conformity with Section 10-1321 of the Act prior to the submission of the Merger to a vote of the Shareholders at a meeting held for that purpose (such qualified shares, “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive distributions of Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the Act. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, (A) such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive distributions of Merger Consideration, if any, to which such holder is entitled, without interest, (B) promptly following the occurrence of such event, Parent shall cause to be delivered to such holder that number of Parent Common Shares that would represent that portion of distributions of Merger Consideration to which such holder would have otherwise received from the Exchange Agent in connection with previous distributions to Shareholders in accordance with Section 2.7, shall deposit with the Escrow Agent as additional Parent Common Shares or cash, as applicable, subject to the Holdback Agreement the portion of such holder’s distributions of Merger Consideration that would otherwise have been withheld and deposited by Parent at Closing had such holder not been a dissenting Shareholder, and (C) such holder shall thereafter be deemed a Shareholder for all purposes of this Agreement.

(b)          The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the Act and received by the Company relating to Shareholders' rights to appraisal with respect to the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the Act. Each holder of a Dissenting Share shall be entitled to receive from Parent or the Surviving Corporation only the payment determined pursuant to Chapter 13 of the Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.15         Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code, and the Parties agree to report the Merger and all related transactions consistently with such Section of the Code and the Treasury Regulations promulgated thereunder. The Parties also agree to take such actions as may be reasonably required to cause the Merger to be treated as a qualifying reorganization and to take no action which would disqualify the Merger from reorganization status under Section 368 of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations and as the document that defines the rights of the Parties and provides for the execution of the transactions contemplated by the Merger.

2.16         No Registration. The Company acknowledges that: (a) the Parent Common Shares issued in connection with this Agreement are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act; (b) Parent has not filed nor will it file a registration statement in connection with, or otherwise register, the offer and sale of the Parent Common Shares issued in connection with this Agreement under the Securities Act or the securities laws of any state; and (c) the solicitation of bids and any offer or sale of the Parent Common Shares issued in connection with this Agreement are being made in reliance on an exemption from the registration requirements of the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1           Organization and Qualification. The Company and each Subsidiary (a) is a corporation or limited liability company, as applicable, duly incorporated, validly existing and in good standing under the Laws of the State of its organization, (b) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its Assets and conduct its business as they are now being operated and conducted, and (c) is duly qualified to conduct business as a foreign entity under the Laws of the jurisdictions listed on Section 3.1(c) of the Company Disclosure Schedule, which are all of the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be qualified would not have a Material Adverse Effect. The Company has made available to Parent copies of the Organizational Documents of the Company and the Subsidiaries, and such copies are true and complete as of the date hereof.

3.2           Authorization; Enforceability. The execution, delivery, and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

3.3          No Violation.

(a)          Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party, nor the performance by the Company of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company, (ii) result in a default, give rise to any right of termination, cancellation or acceleration, or (iii) violate any Laws applicable to the Company.

(b)          No Consent is necessary for the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements, if any, under federal or state securities or “blue sky” Laws, (ii) Consents, if any, set forth in Section 3.3(b) of the Company Disclosure Schedule, (iii) Consents, if any, set forth in Section 3.14 of the Company Disclosure Schedule, or (iv) Consents the failure of which to obtain or make would not have a Material Adverse Effect and would not materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

3.4           Subsidiaries. The Company has no Subsidiaries and otherwise owns no equity securities or other ownership interest of any other Person or any right to acquire the same of any other Person.

3.5           Capitalization. The capitalization of the Company consists of 300,000 authorized Shares, of which 56,560 (excluding treasury shares) are issued and outstanding. The Shares constitute all of the issued and outstanding equity interests of the Company and are not subject to any preemptive rights. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there exists no right of first refusal or other preemptive right issued by the Company with respect to the Company or the Shares. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of Shares. No Person holds any awards or rights under any Employee Plan or other Contract to acquire equity interests in the Company. All of the Shares have been duly authorized and validly issued and are held of record by the respective Shareholders set forth in Exhibit A. The Company’s calculations of the Pro Rata Percentages set forth on Exhibit A are complete and accurate. None of the Shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in Section 3.5 of the Company Disclosure Schedule, (a) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter, (b) there are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any equity interests in the Company, (c) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its Shares, and (d) the Company is not under any contractual obligation, contingent or otherwise, to register the offer and sale or resale of any of its securities under the Securities Act. Except as set forth in the Company’s Organizational Documents and described in Section 3.5 of the Company Disclosure Schedule, there are no irrevocable proxies or voting agreements with respect to any of the Shares.

3.6           Financial Statements. Section 3.6(a) of the Company Disclosure Schedule sets forth copies of (a) the compiled balance sheet of the Company as of July 31, 2012 (the “Latest Compiled Balance Sheet”), and the related statements of operations of the Company for the fiscal year then ended (collectively, the “Compiled Financial Statements”); and (b) the balance sheet of the Company as of July 31, 2013 (the “Interim Balance Sheet”) and the related statements of operations of the Company for the twelve (12) month fiscal year then ended (collectively, the “Interim Financial Statements”). The Compiled Financial Statements and the Interim Financial Statements are herein sometimes collectively referred to as the “Financial Statements.” Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, each of the Financial Statements fairly presents in all material respects the financial condition of the Company as of its respective date, and the results of operations of the Company for the periods related thereto in accordance with GAAP, except as otherwise noted therein and, in the case of the Interim Financial Statements, for the absence of footnote disclosure and year-end adjustments. All accounts receivable reflected on the Interim Balance Sheet arose from bona fide transactions entered into in the ordinary course of business consistent with past practice.

3.7           Taxes. Except as set forth in Section 3.7 of the Company Disclosure Schedule:

(a)          The Company and each Subsidiary have timely filed, or have timely filed for extensions to file, with the appropriate Governmental Authority all Federal and state Tax Returns and other material Tax Returns required to be filed thereby through the date hereof. Such Tax Returns are true, correct and complete in all material respects and the Company and each Subsidiary have timely paid and discharged all Taxes required to be shown on such Tax Returns. The Company and each Subsidiary have withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b)          Neither the Company nor any Subsidiary is or was a Shareholder of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) (other than any such group of which the Company is the common parent) filing a consolidated Federal income Tax return nor does the Company or any Subsidiary have any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(c)          There are no liens for Taxes against any Asset (other than liens for Taxes which are not yet due and payable).

(d)          Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in the past three (3) years by a Taxing Authority in a jurisdiction where the Company (or any Subsidiary) does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and there is no factual or legal basis for any such claim.

(e)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where the Company (or such Subsidiary) has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, which audit or review has not yet commenced, (ii) written request for information related to Tax matters, which request is still pending or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company (or such Subsidiary). The Company (and each Subsidiary) has delivered to Parent correct and complete copies of all federal and state income Tax Returns, and has delivered to Parent all examination reports and statements of deficiencies assessed against or agreed to by the Company (or any Subsidiary), filed or received with respect to each taxable year for which the statute of limitations is still open.

(f)          The Company has no liability for any material dispute or claim concerning any Tax liability of the Shareholders relating to income of The Company either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which the Shareholders or the Company have knowledge based upon personal contact with any agent of such authority. There is no pending dispute or claim for which the Company could have liability concerning any Tax liability of the Shareholders relating to the income of the Company for any taxable period during which the Shareholders have owned an interest in the Company.

(g)          Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)          Neither the Company nor any Subsidiary has any Assets that may constitute unclaimed property under applicable law. The Company and each Subsidiary has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, the Company and each Subsidiary has established and followed procedures to identify any unclaimed property and, to the extent required by applicable Law, remit such unclaimed property to the applicable governmental authority. The Company’s (and each Subsidiary’s) records are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

(i)          Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or

(iii)        installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)        prepaid amount received on or prior to the Closing Date.

(j)          There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary is a party that could be treated as a partnership for federal income Tax purposes.

(k)          Neither the Company nor any Subsidiary has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has the Company or any Subsidiary otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(l)          The Company and each Subsidiary has provided the Parent with copies of all Tax opinions in the audit files of the Company or such Subsidiary that relate to any taxable years for which the statute of limitations is still open.

(m)          Neither the Company nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company has disclosed in its Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n)          No private letter rulings have been obtained by the Company or any Subsidiary that will have any effect on the Tax Returns, Tax positions, or other Tax filings of the Company (or any Subsidiary) subsequent to the Closing Date.

(o)          Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law).

(p)          Neither the Company nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement.

(q)          Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

3.8           Material Contracts.

(a)          Except as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is a party to or bound by any Contract in effect on the date hereof of a type described below (other than (x) the Employee Plans, if any, set forth in Section 3.18(a) of the Company Disclosure Schedule and (y) any Contracts that are, pursuant to their express terms, cancelable by the Company without breach or penalty or any other financial obligation on 30 days or less notice to the counterparty and that involve payments to or from the Company during such 30-day period of $1,000 or less) (such Contracts that are required to be listed in Section 3.8 of the Company Disclosure Schedule are herein referred to as the “Material Contracts”):

(i)          any consulting agreement, employment agreement or similar Contract;

(ii)         any collective bargaining arrangement or other Contract with any labor union or other employee representative of a group of employees, and any such agreements currently in negotiation;

(iii)        any Contract for capital expenditures or the acquisition of fixed assets;

(iv)        any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services;

(v)         any Contract relating to the lease of personal or real property, except for maintenance or service contracts for personal property that may be construed as leases and which are not material;

(vi)        any Contract that restricts the right of the Company or any Subsidiary to engage in any line of business or compete with any Person or which contain any exclusivity, non-competition, non-solicitation or no-hire provisions;

(vii)       any Contract relating to the acquisition or disposition of any business or real property;

(viii)      any Contract under which the Company or any Subsidiary agrees to indemnify any party (other than standard indemnification obligations entered into in the ordinary course of business) or to share Tax liability of any party;

(ix)         any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any borrowing, including assumed indebtedness;

(x)          any Contract granting any Person a Lien on all or any material portion of the Assets, taken as a whole, other than Permitted Liens and Liens which will be released at the Closing;

(xi)         any Contract under which the Company or any Subsidiary has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment, other than licenses and/or maintenance and support payments for commercially available software and not including any payments that might be due after renewal of any such Contract;

(xii)        any joint venture or partnership agreement;

(xiii)       any Contract (other than Contracts in respect of the Repaid Indebtedness) pursuant to which any loans, leases, goods, services, materials or supplies are provided (1) by the Shareholder Representative or an Affiliate of the Shareholder Representative to any of the Company or the Subsidiaries or (2) by any of the Company or the Subsidiaries to the Shareholder Representative or an Affiliate of the Shareholder Representative;

(xiv)      any Contract that was not entered into in the ordinary course of business providing for payments to or from the Company or the Subsidiaries, or that contains or provides for an express undertaking by any of them to be responsible for consequential damages;

(xv)       any Contract which provides for payment by any of the Company or the Subsidiaries of sales commissions or similar payments (other than to their employees in the ordinary course of business);

(xvi)      any power of attorney that is currently effective and outstanding;

(xvii)     each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any of the Company or the Subsidiaries other than in the ordinary course of business;

(xviii)    each amendment, supplement, modification (whether oral or written) in respect of any Contract of the type described in subsections (i) through (xvii) of this Section 3.8(a); and

(xix)       any outstanding binding commitment to enter into any Contract of the type described in subsections (i) through (xviii) of this Section 3.8(a).

(b)          The Company has made available to Parent and Merger Sub a true and complete copy of each written (or, if oral, a description of each) Material Contract (including all amendments or modifications thereof). Except as set forth in Section 3.8 of the Company Disclosure Schedule, (i) each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or one of the Subsidiaries (as applicable) and, to the Company’s Knowledge, the other parties thereto, enforceable against the Company or such Subsidiary (as applicable) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity); (ii) none of the Company or any of the Subsidiaries is in material default under any Material Contract and, to the Company’s Knowledge, no other party to any Material Contract is in material default under such Material Contract; (iii) no event has occurred which (after notice or lapse of time or both) would become a default under, or would otherwise permit modification, cancellation, acceleration or termination of, any Material Contract or would result in the creation of or right to obtain any Lien upon, or any Person obtaining any right to acquire, any of the Assets or rights or interests of the Company or any of the Subsidiaries; and (iv) none of the Company or any of the Subsidiaries has received written or, to the Company’s Knowledge, oral notice from any party to a Material Contract that such party intends either to materially adversely modify, cancel or terminate such Material Contract.

3.9           Real Property.

(a)          Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company (the “Owned Real Property”). The Company has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Liens. The Company has not received notice of any pending or threatened condemnation Proceeding in respect of the Owned Real Property.

(b)          Section 3.9(b) of the Company Disclosure Schedule sets forth a list of all real property leased by the Company (the “Leased Real Property”), and each lease Contract (the “Real Property Leases”) with respect thereto is set forth on Section 3.8 of the Company Disclosure Schedule. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, each Real Property Lease is in full force and effect and is a valid and binding obligation of the Company or Subsidiary, as applicable, and, to the Company’s Knowledge, the applicable lessor, subject to the application of any bankruptcy or creditor’s rights laws. The Company is not in default in any material respect under any of the Real Property Leases and, to the Company’s Knowledge, each of the other parties thereto is not in default in any material respect of any of its obligations thereunder.

(c)          The Owned Real Property and the Leased Real Property constitute all real properties currently or at any time since January 1, 2010 used or occupied by the Company in connection with the Business. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, with respect to each Owned Real Property and Leased Real Property, to the Company’s Knowledge:

(i)          there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than the Company) the right of occupancy of any portion of such Owned Real Property or Leased Real Property;

(ii)         there are no parties in possession of such Owned Real Property or Leased Real Property, other than the Company or tenants under any leases or subleases; and

(iii)        all buildings, plants, structures and equipment located on such Owned Real Property or Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities by the Company in the ordinary course of business and are in operating condition, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

3.10         Personal Property. Except as set forth in Section 3.10 of the Company Disclosure Schedule or as disposed of in the ordinary course of business, the Company and the Subsidiaries have good title to all material items of tangible personal property that they purport to own, including such property reflected on the Latest Compiled Balance Sheet and the Interim Balance Sheet as owned by the Company and the Subsidiaries, free and clear of any Liens other than Permitted Liens.

3.11         Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no Proceedings pending or, to the Company’s Knowledge, Threatened, by or against the Company or the Subsidiaries or their respective Assets, which would prevent, materially hinder or delay the transactions contemplated by this Agreement, nor is the Company or any of the Subsidiaries or their respective Assets subject to any judgment, order or decree of any court or Governmental Authority. To the Company’s Knowledge, (i) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against or by any of the Company or the Subsidiaries, and (ii) no Proceedings are pending or Threatened by or against any Shareholder, nor is any Shareholder subject to any Order, in any such case which would materially and adversely affect any Shareholder’s ownership of the Shares, or otherwise prevent, materially hinder or delay the Closing or otherwise prevent the Company from complying with the terms of any Transaction Document or adversely affect or restrict the ability of Shareholder Representative to consummate, any of the transactions contemplated by this Agreement.

3.12         Compliance with Applicable Laws. Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) the Company and the Subsidiaries are, and at all times during the one (1) year period ending on the Closing Date have been, in material compliance with all Laws applicable thereto, (ii) none of the Company or the Subsidiaries has, during the one (1) year period ending on the Closing Date, received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority alleging any violation or breach of, or failure to be in compliance with, any applicable Law in any material respect that has not been cured or waived, and (iii) all material reports, filings and returns required to be filed by or on behalf of the Company and the Subsidiaries with any Governmental Authority have been filed.

3.13        Intellectual Property.

(a)          Section 3.13(a) of the Company Disclosure Schedule sets forth (i) a list of all intellectual property owned by the Company or a Subsidiary, including without limitation, the following: (A) all registered trademarks and service marks and pending trademark and service mark registration applications; (B) all issued patents and pending patent applications; (C) all registered copyrights and pending copyright registration applications; (D) computer software; and (E) all registered Internet domain names; (ii) a list of all written intellectual property licenses providing the Company or a Subsidiary rights in registered intellectual property (such intellectual property described in the foregoing clauses (A) through (E) referred to herein as the “Listed IP”), including, to the extent applicable for registered intellectual property owned by the Company or a Subsidiary and listed in Section 3.13(a) of the Company Disclosure Schedule, the date of registration or filing of the application and name of registration body where the registration or application was made, and (iii) a list of all material unregistered intellectual property owned by the Company or a Subsidiary (the “Unlisted IP”). All renewal and maintenance filings and fees in respect of the Listed IP that are due (if applicable) prior to the Closing Date have been made or paid, and, to the Company’s Knowledge all registered trademarks, service marks, and copyrights and all issued patents in the Listed IP are valid and in full force.

(b)          With respect to each item of Listed IP: (i) to the Company’s Knowledge, the item is not subject to any outstanding Order; (ii) to the Company’s Knowledge, no Proceeding is pending or Threatened which challenges the legality, validity, enforceability, use or ownership of the item (other than office actions issued in the ordinary course of prosecution of any pending applications for patents, trademarks, or copyrights); and (iii) the Company has not licensed any third party to use such item.

(c)          The Company and each of its Subsidiaries has taken reasonable steps to maintain the Listed IP and the Unlisted IP and to protect and preserve the confidentiality of such items, except where the failure to take such actions would not reasonably be expected to have a Material Adverse Effect.

(d)          Section 3.13(d) of the Company Disclosure Schedule contains a complete and accurate list of all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to the Listed IP or the Unlisted IP and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensee. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the agreements listed in Section 3.13(d) of the Company Disclosure Schedule, except as would not reasonably be expected to have a Material Adverse Effect.

3.14         Governmental Approvals and Filings. Except as set forth in Section 3.14 of the Company Disclosure Schedule, no Consent of, or notice to, any Governmental Authority is required to be obtained or delivered by the Shareholder Representative, the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company and the Shareholder Representative.

3.15         Absence of Certain Changes. Except as set forth in Section 3.15 of the Company Disclosure Schedule and except as required or contemplated by this Agreement, since the date of the Latest Compiled Balance Sheet, the Company and the Subsidiaries have conducted their respective business only in the ordinary course and there has not been any:

(a)          incident of damage, destruction or loss of any property owned by the Company or any Subsidiary, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000;

(b)          voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by the Company or any Subsidiary of any right, power, claim, debt or Asset, except in the ordinary course of business consistent with past practices;

(c)          material loan or advance by the Company or any Subsidiary to any Person, except to customers in the ordinary course of business and for advances to employees for business expenses to be incurred in the ordinary course of business;

(d)          declaration, setting aside, or payment of any dividend or other distribution in respect of the Company’s equity interests or any direct or indirect redemption, purchase, or other acquisition of such equity interests, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company;

(e)          issuance by the Company or any Subsidiary of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

(f)          material change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Company or any Subsidiary;

(g)          capital expenditures or commitments therefor by the Company or any Subsidiary in excess of $10,000;

(h)          entry into or consummation of any transaction involving the acquisition of stock, assets, property or the business of any Person other than purchases of inventory in the ordinary course of business consistent with past practices;

(i)          increase in any manner of compensation of any employee of the Company or any Subsidiary other than in the ordinary course of business consistent with past practices;

(j)          Material Adverse Effect or any event or circumstance that would reasonably be expected to result in a Material Adverse Effect;

(k)          instituted, settled or agreed to settle any material Proceeding or Order or canceled or waived any material claims or rights;

(l)          any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Date, would constitute a breach of Section 5.1; or

(m)          agreement entered into by the Company or any Subsidiary to take any of the foregoing actions.

3.16         Insurance Policies. The Company has made available to Parent correct and complete copies of all insurance policies, including without limitation, general liability policies, product liability, comprehensive general liability and umbrella insurance policies, if any, carried by or covering the Company or any Subsidiary as of the date hereof with respect to the Business and their respective Assets other than insurance policies that are part of (or relate to) an Employee Plan (the “Insurance Policies”), together with descriptions of “self-insurance” programs, each of which is listed on Section 3.16 of the Company Disclosure Schedule. All Insurance Policies are in full force and effect and all premiums due under such policies have been paid. Neither the Company nor any Subsidiary has received any written or oral notice under any Insurance Policy denying or disputing any material claim (or coverage with respect thereto) made by the Company or any Subsidiary or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the one-year period prior to the date hereof. Neither the Company nor any Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

3.17        Licenses and Permits. The Company and each Subsidiary possesses all Licenses and Permits necessary or required for the conduct of the Business, each of which is listed Section 3.17 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has received notice (whether written or oral) of any actual, alleged, possible or potential violation of or failure to comply with any of the material terms or conditions of any such Licenses and Permits, or alleging the failure to hold or obtain any such Licenses and Permits, or of any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Licenses and Permits. The Company’s Licenses and Permits are in full force and effect and are being complied with in all material respects. The Company has taken all necessary actions to maintain all Licenses and Permits listed or required to be listed in Section 3.17 of the Company Disclosure Schedule, and all applications required to have been filed for the renewal of such Licenses and Permits have been duly filed on a timely basis with the appropriate Governmental Authority. No loss or expiration of any such License or Permit is pending, or the Company’s Knowledge, Threatened, other than expiration in accordance with the terms thereof.

3.18        Employee Benefit Plans.

(a)          Section 3.18(a) of the Company Disclosure Schedule contains a correct and complete list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other U.S. employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement) (i) that is currently, has been at any time in the six prior calendar years, maintained, administered, contributed to or required to be contributed to by the Company or any Subsidiary, (ii) to which the Company or any of its Subsidiaries is a party or has any liability, or (iii) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of the Company or any ERISA Affiliate (collectively, the “Employee Plans”, and each individually an “Employee Plan”). The Company has made available to Parent (i) accurate and complete copies of all current Employee Plan documents currently in effect (and, in the absence of such documents, written descriptions) and all other documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said Employee Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Employee Plans for which financial statements or actuarial reports are required or have been prepared, and (iii) accurate and complete copies of all annual reports and summary annual reports for all Employee Plans (for which annual reports are required) prepared for the six most recent plan years. The Company has also made available to Parent complete copies of other current and material plan summaries, employee booklets, personnel manuals and other material documents or written materials generally distributed to employees regarding the Employee Plans (apart from routine forms and correspondence related to the Employee Plans) concerning the Employee Plans that are in possession of the Company or any ERISA Affiliate as of the date hereof. Neither the Company nor any ERISA Affiliate has ever maintained or contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA), or to any multiple employer plan within the meaning of ERISA Section 210 or Code Section 413(c), or any “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)).

(b)          Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and was in existence prior to October 3, 2004, has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Section 409A of the Code or the Employee Plan is otherwise compliant with the provisions of Section 409A under the good faith standards of the applicable guidance. Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and which has not been terminated has been operated in good faith compliance during the period from January 1, 2005 through December 31, 2008, with the provisions of Section 409A of the Code, Notice 2005-1 and the proposed Code Section 409A regulations issued September 29, 2005; and since January 1, 2009, has been operated and documented in compliance with Section 409A of the Code and the final regulations thereunder.

(c)          ERISA.

(i)          No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan that is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur prior to the Closing Date, a liability (direct or indirect) under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Assets are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of the Company or any ERISA Affiliate to make timely installments or other payments required under Code Section 412 prior to the Closing Date.

(ii)         With respect to all the Employee Plans, the Company and every ERISA Affiliate are in compliance in all material respects with all requirements prescribed by all U.S. statutes, regulations, orders or rules currently in effect and have performed in all material respects all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered. Neither the Company nor any ERISA Affiliate, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Employee Plans, has engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Company or its Subsidiaries or Affiliates, directors or employees or the Employee Plans or the trusts relating thereto or any party dealing with any of the Employee Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. No fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with either the administration or the assets of any Employee Plan.

(d)          Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”) to so qualify or has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination, or is the subject of an IRS opinion letter as to its qualification, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code or a period of time remains to apply for such a determination; copies of all determination letters or, for any Employee Plan maintained under a prototype document, opinion letters, have been delivered to Parent, and nothing has occurred since the date of such determination letters or opinion letters, as applicable, which is likely to cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Employee Plan.

(e)          Funding. Except as set forth on Section 3.18(e) of the Company Disclosure Schedule:

(i)          all contributions, premiums or other payments by Company due or required to be made under any Employee Plan prior to the date hereof have been made as of the date hereof or, if required by GAAP, are properly reflected on the Financial Statement;

(ii)         there are no pending or threatened Proceedings relating to any Employee Plan other than routine claims by persons entitled to benefits thereunder, nor is any Employee Plan the subject of any pending (or any threatened) investigation or audit by the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or any other Person;

(iii)        no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Employee Plan;

(iv)        with respect to any Employee Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable Law. All employee contributions, including elective deferrals, to the Company 401(k) Plan and any other Employee Plan have been segregated from the Company’s general Assets and deposited into the trust established pursuant to such plan in a timely manner in accordance with the regulations of the Department of Labor and other applicable Law; and

(v)         The Company has no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded “defined benefit plan” (as defined in ERISA Section 3(35)).

(f)          Certain Other Matters. The Company has no liability with regard to any Employee Plan, as a result of (i) any failure to perform non-discrimination testing on an Employee Plan; (ii) any failure to amend an Employee Plan as required by the IRS or applicable Law; (iii) the classification or misclassification of employee and independent contractors; or (iv) the failure to comply with applicable Law.

(g)          Welfare Plans. With respect to any Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act of 2010 and regulations thereunder, or any similar provisions of state Law applicable to employees of the Company or any ERISA Affiliate of the Company. None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by COBRA, and none of the Company or any ERISA Affiliate of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by COBRA or a similarly applicable state statute and except for the continuation of health or welfare benefits to former employees or service providers through the end of the month in which they terminate service, or pursuant to post-termination severance arrangements. No Employee Plan provides health benefits that are not insured through an insurance contract other than a Code Section 125 Employee Plan. Each Employee Plan is amendable and terminable unilaterally by the Company at any time without material liability to the Company as a result thereof, and no Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Plan.

(h)          Effect of Transaction. No employee or former employee of the Company or any ERISA Affiliate or any other person will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) under any Employee Plan as a result of the transactions contemplated by this Agreement, and there is no contract, plan or arrangement covering any employee or former employee of the Company or any ERISA Affiliate or any other person that, individually or collectively, could reasonably be expected to give rise to a payment under an Employee Plan that would not be deductible to Parent or the Company by reason of Section 280G of the Code.

(i)          No Employer or Closely-Held Stock, Equity or Debt. During all relevant time periods, no Employee Plan has owned stock, equity or debt of (i) the Company or any ERISA Affiliate or (ii) any non-publicly traded corporation or other entity.

3.19         Environmental Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule, (i) the Company and the Subsidiaries have complied with and are currently in compliance with the provisions of all applicable Environmental Laws, except as would not have a Material Adverse Effect, (ii) neither the Company nor any Subsidiary has released any Hazardous Substances into the environment at, on or from any real property owned, used or leased by the Company or any Subsidiary, except as would not have a Material Adverse Effect, (iii) there are no facts or circumstances that would reasonably be expected to give rise to, Proceedings against the Company and the Subsidiaries under any Environmental Laws, including without limitation, relating to the presence, disposal or release of Hazardous Substances at any locations, (iv) neither the Company nor any Subsidiary has assumed liabilities relating to Hazardous Substances or Environmental Laws of any Person, and (v) the Company and the Subsidiaries possess all Licenses and Permits necessary or required under Environmental Laws for the conduct of the Business.

3.20         Labor Matters.

(a)          Neither the Company nor any Subsidiary has, at any time since January 1, 2011, experienced any material labor dispute, complaint of unfair labor practice or employment discrimination, or union organizational activity; nor, to the Company’s Knowledge, is any such action Threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party, or has at any time been, to any collective bargaining agreement or other Contract with any labor union or other employee representative of a group of employees and, to the Company’s Knowledge, there is no organizational effort presently being made on behalf of any labor union with respect to the employees of the Company or any of the Subsidiaries.

(b)          Except as set forth on Section 3.20(b) of the Company Disclosure Schedule:

(i)          Each individual who is classified by the Company or a Subsidiary as an “employee,” an “independent contractor” or “exempt” from wage and hour Laws is properly so classified.

(ii)         The Company and each Subsidiary is in material compliance with all applicable Laws relating to employment, including, without limitation, Laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination, immigration status, hours of work and the payment of wages or overtime wages, Tax information reporting, employment and withholding Taxes or other similar employment practices or acts. There is no Proceeding pending or, to the Company’s Knowledge, Threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(iii)        To the Company’s Knowledge, no employee of the Company or any Subsidiary is in any material respect in violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the knowledge or use of trade secrets or proprietary information that are applicable to the business.

3.21         Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholder Representative, the Company or any Subsidiary.

3.22         Title to, and Sufficiency and Condition of, Assets. The Company or the applicable Subsidiary owns good, valid and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. The Assets and Contracts include all tangible and intangible assets, contracts and rights necessary or desirable for the operation of the Business immediately after the Effective Time in accordance with the Company’s past practices. The tangible Assets are in operating condition and repair, subject only to ordinary wear and tear, are substantially fit for use in accordance with the Company’s past practices and are adequate for the uses for which they are currently used or held.

3.23         Certain Payments. During the three (3) year period ending on the date of this Agreement, none of the Company or the Subsidiaries, nor, to the Company’s Knowledge, any of their directors, officers, agents or employees, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) in return for favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) in return for special concessions or for special concessions already obtained, for or in respect of the Company or the Subsidiaries, or (iv) in violation of any Law, or (b) established or maintained any fund or asset on behalf of the Company or any Subsidiary that has not been recorded in their books and records.

3.24         Books and Records. Except as set forth in Section 3.24 of the Company Disclosure Schedule, (i) the books of account and other financial records of the Company and each Subsidiary are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, and (ii) the minute books of the Company and each Subsidiary contain accurate and complete records of all meetings held by, and corporate actions taken by, the equity holders, the boards of directors and committees thereof (and any similar governing bodies and committees) of each such Person, all of which have been made available to Parent.

3.25         Related Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement with, or has any obligation to, any Related Party.

3.26         Absence of Undisclosed Liabilities. The Company has no liabilities or obligations (whether absolute, contingent or otherwise) other than liabilities or obligations (a) arising under any Material Contract that are not yet due and payable, (b) which were accrued or reserved against on the Financial Statements, (c) which were incurred in the ordinary course of business since the date of the Interim Balance Sheet, (d) which have been or will have been discharged or paid in full prior to the Effective Time, or (e) arising under or incurred with respect to this Agreement or in connection with the Merger (including, but not limited to, the Company Transaction Expenses).

3.27         Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, Company makes no representation or warranty, express or implied, at Law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1           Organization and Standing. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arizona. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2           Authorization; Enforceability. The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within their respective entity powers and (b) have been duly authorized by all necessary corporate action on the part thereof. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Parent and Merger Sub is a party has been duly and validly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

4.3           No Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents to which Parent or Merger Sub is a party, nor the performance by them of the transactions contemplated hereby or thereby will (with or without notice or lapse of time or both) (a) conflict with or result in any breach of any provision of the Organizational Documents of either of Parent or Merger Sub, or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which either Parent or Merger Sub is a party, or (c) violate any Laws applicable to Parent or Merger Sub.

4.4           Litigation. There are no Proceedings pending, or to the knowledge of Parent or Merger Sub, Threatened, against either of Parent or Merger Sub, nor is either of Parent or Merger Sub subject to any Order, in any such case which would seek to prevent, or adversely affect or restrict the ability of Parent or Merger Sub to consummate, any of the transactions contemplated by this Agreement.

4.5           Governmental Approvals and Filings. No Consent of, or notice to, any Governmental Authority is required to be obtained or delivered by either of Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub.

4.6           Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of Parent or Merger Sub.

4.7           Ownership and Operations of Merger Sub. Parent owns, beneficially and of record, all of the outstanding equity interests of Merger Sub. Merger Sub was formed solely for the purpose of entering into this Agreement and engaging in the transactions contemplated hereby, and has engaged in no other business or activities other than those contemplated by this Agreement.

4.8           Capitalization of Parent. As of the date of this Agreement, the capitalization of Parent consists of 20,000,000 authorized shares of stock, comprised of (i) 19,900,000 shares of Parent Common Stock (13,310,790 of which are issued and outstanding as of the date hereof) , (ii) 50,000 shares of preferred stock, par value $.01 per share (none of which are issued and outstanding as of the date hereof), and (iii) 50,000 shares of preferred stock, par value $100 per share (30,000 of which are issued and outstanding as of the date hereof). All of such shares have been duly authorized and validly issued, and none of such shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights.

4.9           Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, Parent and Merger Sub make no representation or warranty, express or implied, at Law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

COVENANTS

5.1           Conduct of Business. Except as contemplated by this Agreement or as otherwise consented to in writing by Parent or Merger Sub (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing or termination of this Agreement, the Company, covenants and agrees that:

(a)          Except for compensation increases or the introduction of new or modifications to employee benefit arrangements in the ordinary course of business consistent with past practice, and except as may be required by Law or Contract, the Company shall not (and shall cause each Subsidiary to not) (i) materially increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) enter into any material employment, severance, consulting, or other compensation agreement with any of its existing employees, or (iii) amend or enter into a new Employee Plan.

(b)          The Company shall (and shall cause each Subsidiary to) use Reasonable Efforts to conduct the Business in all material respects according to its ordinary course of business, consistent with past practices.

(c)          The Company shall not (and shall cause each Subsidiary to not) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, (i) any equity interests of the Company or such Subsidiary, (ii) any securities convertible into equity interests of the Company or such Subsidiary, or (iii) any rights, warrants, calls, subscriptions or options to acquire equity interests of the Company or such Subsidiary.

(d)          The Company shall not (and shall cause each Subsidiary to not) amend any of its Organizational Documents.

(e)          The Company shall not (and shall cause each Subsidiary to not) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material Assets other than in the ordinary course of business.

(f)          The Company shall not (and shall cause each Subsidiary to not) incur any indebtedness for borrowed money except in the ordinary course of business, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others.

5.2           Filings; Consents; Etc.

(a)          The Company shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall give all material notices, make all material required filings with or applications to Governmental Authorities and use Reasonable Efforts to obtain the Consents of third parties identified in Section 6.1(b) of the Company Disclosure Schedule and Governmental Authorities necessary for the Parties to consummate the transactions contemplated hereby. In addition, the Company agrees to use Reasonable Efforts to cooperate with Parent and Merger Sub in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in Section 6.1 and Section 6.2 to be satisfied and to consummate the transactions contemplated hereby.

(b)          Each of Parent and Merger Sub shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall give all notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all material Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby. In addition, each of Parent and Merger Sub agrees to use Reasonable Efforts to cooperate with the Company in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in Section 6.2, and Section 6.3 to be satisfied and to consummate the transactions contemplated herein..

5.3           No Solicitation. From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company will not, and will not permit the Subsidiaries or its or their directors, officers, employees or representatives to, directly or indirectly, (a) solicit, initiate, or encourage any Acquisition Proposals, (b) engage in negotiations or discussions concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (i) merger, consolidation or similar transaction involving the Company or any Subsidiary, (ii) sale, lease or other disposition, directly or indirectly by merger, consolidation, share exchange or otherwise, of any material Assets, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) of the Company or any Subsidiary or (iv) liquidation, dissolution, or other similar type of transaction with respect to the Company or any Subsidiary; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated hereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.4          Company Disclosure Schedule Update. From time to time prior to the Closing, the Company may supplement or amend the Company Disclosure Schedule if the Company becomes aware of any matter heretofore existing or hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is otherwise necessary to correct any information in the Company Disclosure Schedule that has been rendered inaccurate thereby. For purposes of determining satisfaction of the conditions set forth in Section 6.2(a), the Company Disclosure Schedule delivered by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto and, for purposes of determining whether Parent will be entitled to indemnification pursuant to Article IX for any breaches of representations, warranties and covenants of this Agreement, if Parent closes the transactions contemplated hereby, Parent will be entitled to indemnification pursuant to such indemnification for any such breaches that otherwise would have existed but for the information disclosed pursuant to any such supplements or amendments to the Company Disclosure Schedule; provided, however, that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the ordinary course of business and if Parent would have the right to terminate this Agreement pursuant to Section 10.1(d) as a result of the information so disclosed and Parent does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this Agreement.

5.5          Reasonable Access; Confidentiality.

(a)          From the date of this Agreement until the Closing or the earlier termination of this Agreement, and subject to any restrictions of applicable Law or contractual undertaking, the Company shall give Parent and its representatives, upon reasonable advance notice, reasonable access, during normal business hours and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to the Assets and the books, records, agreements and employees of the Company and the Subsidiaries, and the Company shall permit Parent to make such inspections as Parent may reasonably require and to make available to Parent during such period all such information relating to the Company and the Subsidiaries as Parent may from time to time reasonably request.

(b)          Parent and the Company shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under that certain letter agreement concerning confidential information, dated May 7, 2013, between Parent and the Company (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.6           Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article XI, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

5.7           Shareholders’ Meeting. As soon as practicable following the date of this Agreement, the Company, Parent and Merger Sub shall take all action, if any, required by applicable Law, including the Act, and their respective Organizational Documents, to duly call, give notice of, convene and hold such meetings of their respective shareholders for such shareholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The Company, Parent and Merger Sub will, to the extent applicable, through their respective boards of directors, recommend to their respective shareholders the adoption and approval of this Agreement.

5.8          Notice of Certain Events. The Company shall notify Parent, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any Proceedings commenced, or to such Party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Sections 6.1 or 6.3 of this Agreement (in the case of the Company and its Subsidiaries) or Sections 6.1 or 6.2 of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a Party pursuant to this Section 5.8 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement, or (y) disclosure by the Company be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. This Section 5.8 shall not constitute a covenant or agreement for purposes of Section 6.3.

5.9          Employees; Employee Plans.

(a)          Surviving Corporation shall provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the "Company Continuing Employees") with substantially similar types and levels of salary and benefits as those provided by the Parent to its similarly situated employees immediately prior to the Effective Time.

(b)          This Section 5.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

6.1           Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

(a)          No Legal Prohibition. No Law or Order shall be in effect that would prohibit the consummation by any Party of the transactions contemplated hereby. Neither the consummation nor the performance of any of the transactions contemplated hereunder or by any Transaction Document will materially contravene or conflict with, or result in a material violation of, any applicable Law or Order.

(b)          Consents. All consents, authorizations, waivers or approvals set forth in Section 6.1(b) of the Company Disclosure Schedule shall have been obtained (the “Required Consents”).

6.2           Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:

(a)          Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Company contained in Article III shall have been true and correct as of the date of this Agreement and shall continue to be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent or Merger Sub shall receive at the Closing a certificate, dated as of the Closing Date, from the Company, certifying the fulfillment of the conditions set forth in this Section 6.2(a).

(b)          Holdback Agreement. The Holdback Agreement shall have been duly executed by the Company, the Shareholder Representative and the Escrow Agent.

(c)          Exchange Agent Agreement. The Exchange Agent Agreement shall have been duly executed by the Company, the Shareholder Representative and the Exchange Agent.

(d)          Payoff Letters. The Payoff Letters from each lender set forth on Section 6.2(d) of the Company Disclosure Schedule shall have been received.

(e)          FIRPTA Certificate. The certificate described in Section 8.1(i) shall have been delivered.

(f)          Secretary’s Certificate. A certificate of the Secretary (or a similarly situated officer) of the Shareholder Representative and the Company, given on behalf of the Shareholder Representative or the Company, as applicable, and not in an individual capacity, certifying as to (i) the Organizational Documents of the Shareholder Representative or the Company, as applicable; (ii) resolutions duly adopted by the Shareholder Representative or the Company, as applicable, authorizing the execution and delivery of this Agreement by Shareholder Representative or the Company, as applicable, and the performance by the Shareholder Representative or the Company, as applicable, of the transactions contemplated hereby and (iii) resolutions duly adopted by the Shareholders of the Company approving the Merger shall have been delivered to the Parent.

(g)          Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

(h)          Dissenting Shares. The number of Dissenting Shares shall not exceed five percent (5%) of the number of outstanding Shares as of the Effective Time.

(i)          Parent Common Share Price. The closing share price of the Parent Common Shares on the Nasdaq Stock Market on the Closing Date shall not be less than $19 per share.

6.3           Conditions Precedent to Obligations of the Company and the Shareholder Representative. The obligations of the Company and the Shareholder Representative under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Company:

(a)          Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Parent and Merger Sub contained in Article IV shall have been true and correct as of the date of this Agreement and shall continue to be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). Each of Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing Date. The Company shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of each of Parent and Merger Sub, certifying the fulfillment of the conditions set forth in this Section 6.3(a) with respect to such Party.

(b)          Holdback Agreement. The Holdback Agreement shall have been duly executed by Parent and the Escrow Agent.

(c)          Exchange Agent Agreement. The Exchange Agent Agreement shall have been duly executed by Parent and the Exchange Agent.

(d)          Secretary’s Certificate. A certificate of the Secretary (or a similarly situated officer) of Parent and Merger Sub, given on behalf of the Parent or Merger Sub, as applicable, and not in an individual capacity, certifying as to (i) the Organizational Documents of Parent or Merger Sub, as applicable; (ii) resolutions duly adopted by the Parent or Merger Sub, as applicable, authorizing the execution and delivery of this Agreement by Parent or Merger Sub, as applicable, and the performance by Parent or Merger Sub, as applicable, of the transactions contemplated hereby and (iii) resolutions duly adopted by the Shareholders of Merger Sub approving the Merger shall have been delivered to the Company.

(e)          Parent Common Share Price. The closing share price of the Parent Common Shares on the Nasdaq Stock Market on the Closing Date shall not be greater than $24 per share.

ARTICLE VII

CLOSING

7.1          Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent or Merger Sub:

(a)          Company Certificate. The certificate required by Section 6.2(a);

(b)          Holdback Agreement. The Holdback Agreement duly executed by the Company, the Shareholder Representative and the Escrow Agent;

(c)          Exchange Agent Agreement. The Exchange Agent Agreement duly executed by the Company, the Shareholder Representative and the Exchange Agent;

(d)          Payoff Letters. The Payoff Letters from each lender set forth on Section 6.2(d) of the Company Disclosure Schedule; and

(e)          Secretary Certificate. The certificate required by Section 6.2(f).

(f)          FIRPTA Certificate. The certificate described in Section 8.1(i).

7.2          Deliveries by Parent and Merger Sub. Parent and Merger Sub will deliver or cause to be delivered to the Company:

(a)          Payment. Evidence reasonably satisfactory to the Company of the payment of the Merger Consideration as provided in Section 2.8 and other amounts specified in Section 2.9;

(b)          Parent and Merger Sub Certificate. The certificate required by Section 6.3(a);

(c)          Holdback Agreement. The Holdback Agreement duly executed by Parent and the Escrow Agent;

(d)          Exchange Agent Agreement. The Exchange Agent Agreement duly executed by Parent and the Exchange Agent; and

(e)          Secretary’s Certificate. The certificate required by Section 6.3(d).

ARTICLE VIII

POST-CLOSING COVENANTS

8.1         Tax Matters.

(a)          Straddle Period. Taxes for any Tax period of the Company that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Pre-Closing Tax Period for the portion of the Straddle Period up to and including the close of business on the Closing Date, and (ii) to the Post-Closing Tax Period for the portion of the Straddle Period subsequent to the Closing Date. For this purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Company for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and the number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales or revenue, of the Company for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the close of business on the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided, that exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(b)          Liability for Taxes. The Shareholders shall be liable for and covenant to pay, and pursuant to this Section 8.1(b) shall indemnify the Parent and Merger Sub from and against (A) all Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or its Subsidiaries (or any predecessor of the Company or its Subsidiaries) may otherwise by liable, as a result of the Company or any of its Subsidiaries having been a member of an affiliated, combined or unitary group prior to the Closing Date (including Taxes for which the Company or any of its Subsidiaries may be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provisions of state, local or foreign law); (B) all Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (other than any deferred income Tax liabilities); (C) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (D) Transfer Taxation for which the Shareholders are liable pursuant to Section 11.5(c), provided, however, that the Shareholders shall not be liable for or covenant to pay, and shall not indemnify the Parent or Merger Sub from and against any Taxes (other than Transfer Taxation which shall be governed by Section 11.5(c)) attributable to a period other than a Pre-Closing Tax Period. The Shareholders shall reimburse the Parent for any Taxes of the Company that are the responsibility of the Shareholders pursuant to this Section 8.1(b) within ten Business Days after payment of such Taxes by the Parent or the Company.

(c)          Tax Returns. The Shareholder Representative shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are not filed on or before the Closing Date, including but not limited to, the Final Income Tax Returns (the “Pre-Closing Period Returns”). The Pre-Closing Period Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Tax Law or changes in facts. The Shareholder Representative shall provide drafts of the Pre-Closing Period Returns to the Parent for its review and comment at least 30 days prior the due date (including any extensions) for the filing thereof. Within 15 days of receiving such draft of the Pre-Closing Period Returns, the Parent shall provide any comments to the Shareholder Representative and any dispute with respect to any such Pre-Closing Period Returns shall be governed by Section 8.1(e). In no event shall the provision of comments by the Parent to the Shareholder Representative prevent the Shareholder Representative from timely filing any Pre-Closing Period Return; provided, however, that in the event the Accounting Firm has not yet resolved any dispute prior to the deadline for filing such Pre-Closing Period Return (including any extensions), the Shareholder Representative shall file such Pre-Closing Period Return (or amendment) as prepared by the Shareholder Representative subject to amendment to reflect the decision of the Accounting Firm when rendered, if necessary. Following the Closing, Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company (i) for all Tax periods ending on or prior to the Closing Date that are not filed on or before the Closing Date, other than those Tax Returns described in the first sentence of this Section 8.1(c); (ii) all Straddle Period Returns; and (iii) all Tax Returns for the Company relating to a Post-Closing Tax Period (the “Post-Closing Period Returns”). If a Post-Closing Period Return would cause the Shareholders to be liable to the Parent under Section 8.1(b), the Parent shall provide drafts of such Post-Closing Period Return to the Shareholder Representative for review and comments at least 30 days prior to the due date (including any extensions) for the filing thereof. Within 15 days of receiving such draft of the Post-Closing Period Returns, the Shareholder Representative shall provide any comments to the Parent and any dispute with respect to any such Post-Closing Period Return shall be governed by Section 8.1(e). In no event shall the provision of comments by the Shareholder Representative to the Parent prevent the Parent from timely filing any Post-Closing Period Return; provided, however, that in the event the Accounting Firm has not yet resolved any dispute prior to the deadline for filing such Post-Closing Period Return (including any extensions), the Parent shall file such Post-Closing Period Return (or amendment) as prepared by the Parent subject to amendment to reflect the decision of the Accounting Firm when rendered, if necessary. The Parties acknowledge that it is their intent that the Transaction Deductions be taken into account as losses or deductions in Pre-Closing Tax Periods to the greatest extent possible (to the extent permitted by applicable Law), and agree to prepare and file all Tax Returns in a manner consistent with such intent, notwithstanding any other provisions to the contrary in this Agreement.

(d)          Cooperation. Parent, the Company, and the Shareholder Representative and their respective Affiliates shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.1, any Proceeding with respect to Taxes, and other Tax matters addressed by this Section 8.1. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to assist in the preparation of any Tax Returns described in Section 8.1(c) and to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax periods commencing on or before the Closing Date and shall abide by all record retention agreements entered into with any Taxing Authority, and shall give the Shareholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that Tax period, and, if the Shareholder Representative so requests, the Company shall allow the Shareholder Representative to take possession of such books and records rather than destroying or discarding such books and records.

(e)          Dispute Resolution. Any dispute, controversy, or claim between Parent, on the one hand, and the Shareholder Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relate to Taxes that cannot be resolved by negotiations between Parent and the Shareholder Representative shall be submitted to the Accounting Firm for resolution in accordance with the principles set forth in Section 2.10(d). The decision of the Accounting Firm shall be final and binding for purposes of this Agreement.

(f)          Post-Closing Transactions. Parent agrees to cause the Company not to engage in any transaction on the Closing Date following the Closing, except for transactions in the ordinary course of business or transactions specifically contemplated by this Agreement.

(g)          Tax Refunds. Any Tax refunds that are received by Parent or any Affiliate of Parent (including the Company) and any amounts credited against Tax to which Parent or any Affiliate of Parent (including the Company) becomes entitled, that relate to a Pre-Closing Tax Period of the Company shall be for the account of the Shareholders and Parent shall pay over to the Shareholder Representative (for further distribution to the Shareholders) any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, except to the extent such refund or credit was treated as a Current Asset for purposes of the final determination of Closing Net Assets.

(h)          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date. After the Closing Date, neither the Company nor its Subsidiaries shall have any further rights or liabilities thereunder.

(i)          FIRPTA Certificate. On or prior to the Closing, the Company shall deliver to Parent a certificate, prepared in accordance with Treasury Regulations Section 1.1445-11T and in a form reasonably satisfactory to Parent, for the purpose of establishing that no withholding is required under Code Section 1445 in connection with the Merger.

(j)          Post-Closing Tax Proceedings. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Parent is indemnified by the Shareholders, (i) Parent and the Shareholder Representative shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) Parent shall be entitled to be reimbursed for its reasonable internal and external costs relating to such audit, (iii) the Shareholder Representative shall have the right (but not the obligation) to participate in such audit or proceeding at the Shareholders’ expense, (iv) Parent shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Shareholder Representative, which consent shall not unreasonably be withheld, and (v) Parent may, without the written consent of the Shareholder Representative, enter into such an agreement, provided that Parent shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.

(k)          Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Section 8.1 shall be treated as an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by Law.

8.2          Confidentiality. At all times following the Closing, no Shareholder or any of their respective Affiliates shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other confidential information of a business, financial, marketing, technical or other nature pertaining to Parent, Merger Sub, the Company, any Subsidiary or any Affiliate thereof, including information of others that Parent, Merger Sub, the Company, any Subsidiary or any Affiliate thereof has agreed to keep confidential, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement, (b) as required in connection with the performance of such Shareholder’s duties as an employee of the Company or any Subsidiary, and (c) to the extent that disclosure of such information by a Shareholder is required by law or legal process (but only after such Shareholder has provided the Parent and the Company with reasonable notice and opportunity to take action against any such legally required disclosure.

ARTICLE IX

INDEMNIFICATION

9.1          Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement shall survive for a period ending on the twelve (12) month anniversary of the Closing Date, except for (i) those representations and warranties set forth in Sections 3.1 (but only as to due organization), 3.2 (Authority; Enforceability), 3.4 (Subsidiaries), and 3.5 (Capitalization) (collectively, the “Fundamental Representations”), which shall survive indefinitely, and (ii) the representations and warranties set forth in Sections 3.7 (Taxes) and 3.18 (Employee Benefit Plans), which shall survive Closing until the date that is 30 days following the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice delivered prior to 5:00 P.M., pacific time, on the last day of the applicable survival period, and if such written notice is properly delivered in accordance with the terms of this Agreement prior to such time, the survival period for such claim shall continue until such claim is fully resolved. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

9.2         Indemnification of Parent Indemnified Parties.

(a)          From and after the Closing, subject to the limitations set forth in this Article IX, Parent and Merger Sub and their respective directors, officers, employees, agents, Affiliates, successor and assigns (each a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by, on a joint and several basis, the Shareholders from and against, any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter, a “Loss” or the “Losses”), sustained or incurred by any Parent Indemnified Party, resulting from:

(i)          any breach of a representation or warranty made by the Company in Article III of this Agreement or in any of the other Transaction Documents;

(ii)         any breach of a covenant made by the Company in this Agreement or any of the Transaction Documents;

(iii)        any Taxes of the Company or its Subsidiaries for which the Shareholders are liable pursuant to the provisions of Section 8.1;

(iv)        any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Subsidiary (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(v)         any Company Transaction Expenses or Repaid Indebtedness that were not accounted for in the calculation of the payments made by Parent pursuant to Section 2.9;

(vi)        any error in the calculation of each Shareholder’s Pro Rata Percentage;

(vii)       any claim by any officer, manager or director of the Company or any of its Subsidiaries for indemnification, contribution, reimbursement or other remedy against the Company or any of its Subsidiaries arising out of or pertaining to matters existing or occurring at or prior to Closing; or

(viii)      any claim by any Shareholder arising out of the transactions contemplated by this Agreement other than claims against Parent for breach of this Agreement.

(b)          If any Parent Indemnified Party becomes potentially entitled to any indemnification pursuant to Section 9.2(a), the amount that such Parent Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i)          first, no Losses pursuant to Section 9.2(a)(i) shall be payable until the total of all such Losses exceeds $85,000 (the “Deductible”), and then only for the amount by which such claims for such Losses exceed the Deductible shall be paid; and

(ii)         second, the aggregate amount of Losses pursuant to Section 9.2(a)(i) which the Parent Indemnified Parties shall be entitled to recover pursuant to this Agreement shall be limited to $3,400,000 (the “Cap”); provided, however, that neither the Deductible nor the Cap shall apply to Losses to the extent that such Losses arise from (i) the breach of any Fundamental Representation or any of the representations and warranties set forth in Sections 3.7 (Taxes) or 3.18 (Employee Benefit Plans); (ii) the breach of any of the covenants set forth in Section 8.1 (Tax Matters); or (iii) fraud or criminal or willful misconduct.

(iii)        In no event shall any Shareholder’s aggregate liability for claims for indemnification of Losses exceed the aggregate of that portion of the Merger Consideration actually received by such Shareholder; provided, however, that the foregoing limitation shall not apply to claims against a Shareholder based on such Shareholder’s own fraud or criminal or willful misconduct.

(c)          Claims made by the Parent Indemnified Persons for indemnification under this Article IX shall be satisfied, first, from the Parent Common Shares then held pursuant to the Holdback Agreement and, then, directly from the Shareholders by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Parent.

(d)          Parent and the Shareholder Representative shall cause the Escrow Agent to release to the Shareholders (in accordance with their Pro Rata Percentages and to be disbursed in accordance with the Holdback Agreement) (i) on or promptly after the day that is twelve (12) months after the Closing Date, that number of Parent Company Shares or cash, as applicable, with an aggregate value equal to the Holdback Amount less the sum of (1) that number of Parent Common Shares and cash with an aggregate value equal to any then pending claims for indemnification under this Article IX that have been properly asserted by the Parent Indemnified Persons, (2) the Parent Common Shares, if any, previously released to Parent as payment for claims for indemnification under this Article IX, and (3) the Parent Common Shares, if any, released to Parent as payment for the Closing Net Assets Deficit in accordance with Section 2.10(f)(i) hereof. Any unreleased Parent Common Shares and cash shall be retained by the Escrow Agent in accordance with the terms of the Holdback Agreement.]

9.3           Indemnification of Shareholders. From and after the Closing, Parent and Merger Sub hereby jointly and severally agree to indemnify and hold harmless the Shareholders and their respective directors, managers, officers, employees, agents, Affiliates, successor and assigns (each a “Shareholder Indemnified Party” and, collectively, the “Shareholder Indemnified Parties”) from and against, any and all Losses sustained or incurred by any Shareholder Indemnified Party, resulting from (i) any breach of a representation or warranty made in Article IV; or (ii) any breach of a covenant made by either of Parent or Merger Sub in this Agreement; provided, however, that, (I) except in the case of fraud or criminal or willful misconduct, no such Losses shall be payable until the total of all such Losses exceeds the Deductible (and then only for the amount by which such claims for such Losses exceed the Deductible) and the aggregate amount of all such Losses shall be limited to the Cap, and (II) all such Losses shall be paid by delivery of Parent Common Shares with an aggregate value equal to the amount of such Losses.

9.4         Indemnification Procedures.

(a)          In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) either receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding or otherwise learns of an assertion of a potential claim, order or action by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party, against which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall, as promptly as practicable, give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Party (or if the Indemnifying Party is a Shareholder or an Affiliate of a Shareholder, to the Shareholder Representative); provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such claim, order or action is prejudiced by the Indemnified Party’s failure to give such notice.

(b)          If any Third-Party Claim referred to in this Article IX is brought against an Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party of the commencement of such Third-Party Claim, the Indemnifying Party will be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Third-Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after written notice (a “Control Notice”) from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. The Indemnifying Party will have ten (10) calendar days from receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 9.4(a) to assume the defense thereof. If the Indemnifying Party does not, or is not pursuant to the preceding two sentences permitted to, assume the defense of a proceeding, the Indemnified Party shall have the right to assume the defense and employ separate counsel to represent such Indemnified Party and the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification under this Article IX; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Laws by or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Third-Party Claim and the Indemnifying Party does not, within ten (10) calendar days after the Indemnified Party’s notice is given, deliver a Control Notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(c)          Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)          A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnified Party from whom indemnification is sought.

9.5         Calculation of Losses; Treatment of Indemnity Payments.

(a)          The amount of any Losses payable under this Article IX by the Indemnifying Party shall be net of any (i) amounts actually received by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefore or pursuant to any indemnity, contribution or other similar payment by any Person with respect thereto, net of any expenses reasonably incurred in connection with the collection thereof, including deductibles and self-insured retentions, and (ii) Tax benefits (net of any costs or expenses, including any Tax, reasonably incurred in connection with seeking and securing such Tax benefit) actually realized by the Indemnified Party. Any disputes of whether an Indemnifying Party actually realized a Tax benefit shall be resolved in accordance with the provisions of Section 8.1(e). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount (including deductibles and self-insured retentions). The Indemnified Party shall use Reasonable Efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor; provided, however, that (i) doing so is commercially reasonable and (ii) such obligation shall not be a condition to, or a limitation on, indemnification rights hereunder prior to making any claim for indemnification under this Article IX.

(b)          The Indemnifying Party shall not be liable under this Article IX for any (i) Losses to the extent that the amount thereof, if any, was reflected in the calculation of the Purchase Price Adjustment, as finally determined pursuant to Section 2.10, or (ii) Losses that are for special, punitive, exemplary or consequential damages (including loss of profits), except in the case of fraud or criminal or willful misconduct and except to the extent such Losses were actually awarded, paid or incurred in a Third Party Claim.

(c)          Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “material” or “Material Adverse Effect” shall be disregarded.

(d)          The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate.

(e)          If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

(f)          The Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Merger Consideration to the extent permitted by applicable Law.

9.6         Exclusion of Other Remedies. The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, are the indemnification and reimbursement obligations of the parties set forth in this Article IX. The provisions of this Section 9.6 shall not, however, prevent or limit a cause of action hereunder (a) with respect to fraud or criminal or willful misconduct or (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

ARTICLE X

TERMINATION

10.1       Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)          by mutual written consent duly executed by each of the Company, Parent and Merger Sub;

(b)          by Parent or the Company, upon notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to September 13, 2013 or such later date, if any, as Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Outside Date;

(c)          by the Company, if (i) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.3(a) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied, and in the case of both (i) and (ii) above, such failure to perform or breach is not cured within thirty (30) days after receipt of written notice thereof from the Company or is incapable of being cured by Parent or Merger Sub by the Outside Date; or

(d)          by Parent, if (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.2(a) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such failure to perform or breach is not cured within thirty (30) days after receipt of written notice thereof from Parent or is incapable of being cured by the Company by the Outside Date.

10.2        Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement will become void and have no further force or effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the provisions of this Section 10.2 and Article XI (to the extent applicable) which will each survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of its covenants or agreements set forth in this Agreement occurring prior to such termination. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such party may have.

ARTICLE XI

MISCELLANEOUS

11.1        Appointment of the Shareholder Representative. For purposes of this Agreement, Mark R. Spencer is hereby designated by the Company as the representative of the Shareholders (the “Shareholder Representative”) and is hereby appointed the agent and attorney-in-fact of the Shareholders to take the actions set forth herein. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Shareholders. As a condition to each Shareholder receiving any payment in respect of its allocable share of the Merger Consideration, such Shareholder must deliver to the Company or the Exchange Agent (through the Letter of Transmittal or otherwise) its written appointment of the Shareholder Representative as its agent on the terms described herein. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its services. In the event of the Shareholder Representative’s resignation, or inability to perform the duties of the Shareholder Representative as set forth in this Section 11.1, the Shareholder Representative shall use its Reasonable Efforts to promptly designate another Person as a successor Shareholder Representative.

(a)          The Shareholder Representative is hereby authorized, effective from and after the Closing Date, for and on behalf of the Shareholders and without inquiry of and without additional approval from the Shareholders, to:

(i)          receive all notices, communications and deliveries on behalf of the Shareholders under this Agreement and to receive and accept service of legal process in connection with any Proceeding arising under this Agreement;

(ii)         take such action on behalf of the Shareholders as the Shareholder Representative may deem appropriate in respect of:

(1)         taking such action as the Shareholder Representative is authorized to take by this Agreement;

(2)         receiving all documents or certificates and making all determinations on behalf of the Shareholders required by this Agreement;

(3)         all such other matters as the Shareholder Representative may deem necessary or appropriate in connection with the administration of its duties under this Agreement and the transactions contemplated herein;

(4)         taking all such action as may be necessary after the Closing Date on behalf of the Shareholders to carry out any of the transactions contemplated by this Agreement and the Holdback Agreement;

(5)         negotiating, settling, and resolving on behalf of the Shareholders any claim by a Parent Indemnified Party for Losses pursuant to this Agreement;

(6)         bringing any claim for breach of this Agreement by Parent, Merger Sub or the Surviving Company on behalf of the Shareholders and negotiating, settling and resolving any such claim; or

(7)         bringing any claim for indemnification against Parent, Merger Sub or the Surviving Company pursuant to this Agreement on behalf of the Shareholders and negotiating, settling and resolving any such claim.

(b)          By approving this Agreement and the Merger, the Shareholders will be deemed to have (i) consented and agreed to the appointment of the Shareholder Representative for the purposes described herein, which appointment shall be deemed coupled with an interest and shall be irrevocable, and (ii) acknowledged that the Shareholder Representative will receive funds as lender with respect to the Repaid Indebtedness.

(c)          In performing its duties hereunder, the Shareholder Representative shall act for the Shareholders in the manner the Shareholder Representative believes to be in the best interest of the Shareholders taken as a whole, but the Shareholder Representative shall not be responsible to any Shareholder for any loss or damage that any Shareholder may suffer by reason of the performance by the Shareholder Representative of its duties under this Agreement other than loss or damage arising from gross negligence, willful misconduct or bad faith in the performance of the Shareholder Representative’s duties under this Agreement.

(d)          The Shareholder Representative is authorized to perform its duties under this Agreement, the Holdback Agreement and the Exchange Agent Agreement notwithstanding any dispute or disagreement among the Shareholders, and any Person (including Parent and the Surviving Company) shall be entitled to rely on any and all actions taken or omitted to be taken by the Shareholder Representative under this Agreement without liability to, or obligation to inquire of, any of the Shareholders, all of which actions and omissions shall be legally binding upon the Shareholders.

(e)          The Shareholder Representative may resign at any time by giving notice to Parent and to the Shareholders (at their addresses last known to the Shareholder Representative), which resignation shall be effective upon the designation of a successor, the acceptance of the designation by such successor and the giving of notice thereof to Parent.

(f)          Each Shareholder shall severally (based on such Shareholder’s Pro Rata Percentage) indemnify and hold harmless the Shareholder Representative from and against all liabilities, losses, costs, damages or expenses (including attorneys’ fees) reasonably incurred or suffered by the Shareholder Representative arising out of or otherwise resulting from any action taken or omitted to be taken by the Shareholder Representative under this Agreement, other than such liabilities, losses, costs, damages or expenses arising out of or resulting from gross negligence, willful misconduct or bad faith of the Shareholder Representative.

Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by electronic mail or facsimile with confirmation of transmission or (c) delivered by express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing; provided that in order for electronic mail to constitute proper notice hereunder, such email must specifically reference this Section 11.1 and state that it is intended to constitute notice hereunder.

(i)          If to the Company (prior to the Closing) or the Shareholder Representative:

Associated Citrus Packers, Inc.

2 W 6th St.

Yuma, Arizona 85364-3038

Attention: Mark R. Spencer

Tel:     (928) 329-5822

Fax:     (928) 782-0050

Email: markrspencer@yahoo.com

with a copy to (which copy shall not constitute notice):

Moyes Sellers & Hendricks

1850 N. Central Avenue, Suite 1100

Phoenix, AZ 85004-4541

Attention: Jeffrey L. Sellers

Tel:     (602) 604-2109

Fax:     (602) 274-9135

Email: jlsellers@law-msh.com

(ii)          If to Parent, Merger Sub or the Surviving Company:

Limoneira Company

1141 Cummings Road

Santa Paula, California 93060

Attention: Joseph D. Rumley, Chief Financial Officer

Tel:     805-525-5541 ext. 249

Fax:     805-525-8211

Email: jrumley@limoneira.com

with a copy to (which copy shall not constitute notice):

Squire Sanders (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, Ohio 45202

Attention: Toby D. Merchant

Tel:     513-361-1200

Fax:     513-361-1201

Email: toby.merchant@squiresanders.com

Date of service of such notice shall be deemed to have been given as of the date received by the addressee as provided above.

11.2        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.3        Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto, except with the prior written consent of the other Parties hereto.

11.4        Counterparts; Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email delivery of a “.pdf” or similar format data file, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or email delivery of a “.pdf” or similar format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” or similar format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

11.5        Expenses

(a)          Company Transaction Expenses. The Shareholders shall be responsible for the payment of all Company Transaction Expenses incurred or to be incurred through Closing.

(b)          Parent and Merger Sub Expenses. Parent and Merger Sub shall pay for all costs and expenses incurred or to be incurred by (i) Parent and Merger Sub through and after the Closing in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, and (ii) the Surviving Company on and after the Closing in carrying out the transactions contemplated by this Agreement.

(c)          Transfer Taxation. Parent, on the one hand, and the Company, on the other, shall each be responsible for fifty percent (50%) of any stamp and other documentary or transaction duties and fees or other transfer Taxes (including any interest or penalties thereon and including fulfilling any administrative or reporting obligation imposed by any relevant jurisdiction in connection with the payment of such duties or Taxation) arising as a result of this Agreement or the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxation”). The Party obligated by Law shall procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Taxation, and provide the other Party hereto upon request evidence of payment of all Transfer Taxation. Any costs or expenses incurred in connection therewith shall be allocated equally between the Parent and Shareholders provided that, to the extent any Party incurs any Transfer Taxation that will be recoverable by such Party in the ordinary course of business, such Party will be fully responsible for such Transfer Taxation.

11.6        Governing Law. This Agreement shall be construed and governed in accordance with the Laws of the State of Delaware, without regard to its Laws regarding conflicts of Law.

11.7        Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.8        Entire Agreement; Amendment and Waiver.

(a)          This Agreement, the preamble and recitals to this Agreement, and the Schedules and the Exhibits attached hereto (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

(b)          This Agreement may be amended or modified only by a written instrument executed by all of the Parties. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with respect to its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

11.9         Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement; provided, however, that the Parent Indemnified Parties and the Shareholder Indemnified Parties shall be deemed third party beneficiaries of the provisions set forth in Article IX hereof (all such persons and entities, the “Third Party Beneficiaries”). Notwithstanding anything herein to the contrary, the Parties hereto agree and acknowledge that subject to Section 11.1, which provides that the Shareholder Representative shall have the sole authority to act on behalf of the Shareholders with respect to the matters described in Section 11.1, the agreements, covenants and provisions referred to in the immediately preceding sentence are intended for the direct and irrevocable benefit of the respective Third Party Beneficiaries described therein and their respective heirs and legal representatives (each a “Third Party Beneficiary Party”), and that each Third Party Beneficiary Party, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such applicable agreements and covenants and shall have the right to enforce such agreements and covenants against the applicable Parties in all respects fully and to the same extent as if such Third Party Beneficiary Party were a party hereto.

11.10         Disclosure Generally. All Exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Exhibits shall be deemed to refer to this entire Agreement, including all Exhibits. Except as otherwise provided in the Company Disclosure Schedule, all capitalized terms therein shall have the meanings assigned to them in this Agreement. No disclosure made in the Company Disclosure Schedule shall constitute an admission or determination that any fact or matter so disclosed is material, a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of an amount or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material or meets a Material Adverse Effect or other threshold for purposes of this Agreement. Any reference to a section or subsection in the Company Disclosure Schedule refers to that section or subsection of this Agreement, unless the context requires otherwise; provided, however, that a particular matter disclosed in any section or subsection of the Company Disclosure Schedule that a reasonable buyer would infer, based on the location and content of such disclosure, qualifies another section or subsection of this Agreement shall also be deemed to qualify such other section or subsection of this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.11         Public Announcements. Prior to the Closing, the Parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except that Parent and Merger Sub, on the one hand, and the Company, on the other hand, may issue a joint press release if mutually agreed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law, in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance.

11.12         Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term “including” means by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.13         Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of, or relating to, this Agreement (other than with respect to the calculation of any Purchase Price Adjustment in accordance with Section 2.10 and any other matters for which an exclusive method of dispute resolution is provided for herein), agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each Party agrees that a final judgment in any action or proceeding so brought may be enforced by suit on the judgment or in any other manner provided by Law.

11.14         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

11.15         Specific Performance. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Party or Parties not in breach shall be entitled to the remedy of specific performance in addition to any other remedies that may be available at Law or in equity by reason of such breach.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

THE COMPANY:

ASSOCIATED CITRUS PACKERS, INC.

By:	/s/ Mark R. Spencer
Name:	Mark R. Spencer
Title:	President

MERGER SUB:

ACP Merger Sub, Inc.

By:	/s/ Joseph D. Rumley
Name:	Joseph D. Rumley
Title:	Chief Financial Officer, Treasurer and Corporate Secretary

PARENT:

LIMONEIRA COMPANY

By:	/s/ Joseph D. Rumley
Name:	Joseph D. Rumley
Title:	Chief Financial Officer, Treasurer and Corporate Secretary

SHAREHOLDER REPRESENTATIVE:

/s/ Mark R. Spencer
Mark R. Spencer

SIGNATURE PAGE TO MERGER AGREEMENT

Exhibit A

Shareholder Shares and Pro Rata Percentage

Exhibit B

Articles of Merger

Exhibit C

Form of Holdback Agreement

Exhibit D

Form of Exchange Agent Agreement

Exhibit E

Form of Letter of Transmittal